Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of October 11, 2011 (the “Agreement”), between CRACKER BARREL OLD COUNTRY STORE, INC., a Tennessee corporation (the “Company”), and CBOCS, INC., a Tennessee corporation and a wholly owned subsidiary of the Company (the “Surviving Corporation”).

WHEREAS, the Charter of the Company, as amended, as of the date hereof, authorizes the Company to issue an aggregate of 500,000,000 shares of stock, of which 400,000,000 shares are classified and designated as common stock with a par value of $0.01 per share, with associated preferred purchase stock rights (“Company Common Stock”), and 100,000,000 shares are classified and designated as preferred stock with a par value of $0.01 per share, which includes 300,000 shares that are designated as Series A Junior Participating Preferred Stock as of the date hereof (“Company Preferred Stock”, and, collectively with Company Common Stock, the “Company Stock”);

WHEREAS, as of the date hereof, there are approximately 22,879,895 shares of Company Common Stock outstanding and there are no shares of Company Preferred Stock outstanding;

WHEREAS, as of the date hereof, the Surviving Corporation is authorized to issue an aggregate of 500,000,000 shares of stock, of which 400,000,000 shares are classified and designated as common stock with a par value of $0.01 per share (“Surviving Corporation Common Stock”) and 100,000,000 shares are classified and designated as preferred stock with a par value of $0.01 per share (“Surviving Corporation Preferred Stock”, and, collectively with Surviving Corporation Common Stock, the “Surviving Corporation Stock”);

WHEREAS, as of the date hereof, all the outstanding shares of Surviving Corporation Common Stock are held by the Company, and there are no shares of Surviving Corporation Preferred Stock outstanding;

WHEREAS, the Charter of the Surviving Corporation will be amended prior to the Effective Time of the Merger to designate 300,000 shares of Surviving Corporation Preferred Stock as Series A Junior Participating Preferred Stock, or such other amount of stock and in such proportions by type and class as is set forth in the Charter of the Company immediately prior to the Effective Time;

WHEREAS, for federal income tax purposes, it is intended that the Merger (as defined below) shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement is intended to be and is adopted as a plan of reorganization; and

WHEREAS, the Boards of Directors of the Company and the Surviving Corporation deem it advisable and in the best interests of the respective corporations and their shareholders that the Company be merged with and into the Surviving Corporation (the “Merger”), upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, each of the parties hereto does hereby agree as follows:

ARTICLE I

MERGER

1.1 Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time the Company shall be merged with and into the Surviving Corporation in accordance with the Tennessee Business Corporation Act (the “TBCA”). Upon the Merger, the separate existence of the Company shall cease and the Surviving Corporation shall continue its corporate existence under the laws of the State of Tennessee as the surviving corporation.

1.2 Effect of the Merger. The Merger shall have the effects set forth in the Section 48-21-108 of the TBCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises and authority of the Company and the Subsidiary shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and the Subsidiary shall become the debts, liabilities and duties of the Surviving Corporation.

1.3 Effective Time. Subject to the satisfaction or waiver of all of the conditions set forth in Section 5.2 of this Agreement, the Merger shall become effective as of the close of business on the date of the filing of the articles of merger with the Secretary of State of the State of Tennessee, as required by the TBCA or such other time thereafter as may be set forth in the articles of merger (the “Effective Time”).

ARTICLE II

NAME, CHARTER, BYLAWS AND DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

2.1 Name. The name of the Surviving Corporation shall be “Cracker Barrel Old Country Store, Inc.” following the Merger.

2.2 Charter. The Charter of the Surviving Corporation immediately after the Effective Time shall be substantively identical to the Charter, as amended, of the Company as in effect immediately prior to the Effective Time. Any amendments to the Charter of the Surviving Corporation that are necessary to make the Charter of the Surviving Corporation substantively identical to the Charter, as amended, of the Company shall be made prior to the Effective Time, or in the articles of merger or in an amended and restated charter of the Surviving Corporation.

2.3 Bylaws. The Bylaws of the Surviving Corporation immediately after the Effective Time shall be substantively identical to the Bylaws of the Company in existence and in effect immediately prior to the Effective Time. Any amendments to the Bylaws of the Surviving Corporation that are necessary to make the Bylaws of the Surviving Corporation substantively identical may be made prior to the Merger or in amended and restated bylaws of the Surviving Corporation.

2.4 Directors. At the Effective Time, the number of directors of the Surviving Corporation shall be the same as the number of directors of the Company immediately prior to the Effective Time. The directors of the Company immediately prior to the Effective Time shall at the Effective Time become the directors of the Surviving Corporation until expiration of their then-current terms as directors, or prior resignation, death or removal.

2.5 Officers. The officers of the Company immediately prior to the Effective Time shall at the Effective Time become officers of the Surviving Corporation, with the same offices and titles, and shall hold office at the pleasure of the board of directors and subject to the bylaws of the Surviving Corporation.

2.6 Principal Place of Business. At the Effective Time, the principal place of business of the Surviving Corporation shall continue to be Lebanon, Wilson County, Tennessee.

ARTICLE III

CONVERSION OF SECURITIES

3.1 Conversion. At the Effective Time, each of the following transactions shall be deemed to occur simultaneously:

(a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one fully paid and nonassessable share of Surviving Corporation Common Stock;

(b) Each share of Company Preferred Stock issued and outstanding, if any, immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one fully paid and nonassessable share of Surviving Corporation Preferred Stock;

(c) Each option to purchase shares of Company Common Stock outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an option to purchase, upon the same terms and conditions, the number of shares of Surviving Corporation Common Stock which is equal to the number of shares of Company Common Stock subject to such option. The exercise price per share of Surviving Corporation Stock under each of said options shall be equal to the exercise price per share of Company Common Stock under such option immediately prior to the Effective Time. For the avoidance of doubt, any options subject to vesting and/or other restrictions shall remain subject to the same terms and conditions, including as to vesting, exercisability and/or other restrictions, which shall not be affected by the Merger.

(d) Each restricted stock award, restricted stock unit, stock appreciation right, or any other stock-based award, stock purchase right or other right with respect to shares of Company Stock issued by the Company that is outstanding immediately prior to the Effective Time shall be converted into and become, upon the same terms and conditions, a restricted stock award, restricted stock unit, stock appreciation right, or other stock-based award, stock purchase right or other right with respect to shares of Surviving Corporation Stock, giving each holder the same rights, with respect to the same class and same number of shares of such stock of the Surviving Corporation, as such holder had with respect to the stock of the Company under such outstanding restricted stock award, restricted stock unit, stock appreciation right, or other stock-based award, stock purchase right or other right. All obligations in respect of such outstanding restricted stock awards, restricted stock units, stock appreciation rights, or other stock-based awards, stock purchase rights or other rights shall, as of the Effective Time, be assumed by the Surviving Corporation. For the avoidance of doubt, any restricted stock award, restricted stock unit, stock appreciation right or other stock-based award, stock purchase right or other right subject to vesting and/or other restrictions shall remain subject to the same terms and conditions, including as to vesting, exercisability and/or other restrictions, which shall not be affected by the Merger.

3.2 Certificates or book entries.

(a) Immediately after the Effective Time, each certificate or book entry theretofore representing issued and outstanding shares of Company Common Stock (and any rights associated therewith) or Company Preferred Stock (and any rights associated therewith) shall represent the same number of shares (and any rights associated therewith) of Surviving Corporation Common Stock or Surviving Corporation Preferred Stock, respectively.

(b) At and after the Effective Time, all of the outstanding certificates which immediately prior to the Effective Time represented shares of Company Common Stock (and any rights associated therewith) shall be deemed for all purposes to evidence ownership of, and to represent shares of, Surviving Corporation Common Stock (and any rights associated therewith) into which the shares of Company Common Stock (and any rights associated therewith) formerly represented by such certificates have been converted as herein provided. At and after the Effective Time, all of the outstanding certificates which immediately prior to the Effective Time represented shares of Company Preferred Stock (and any rights associated therewith) shall be deemed for all purposes to evidence ownership of, and to represent shares of, Surviving Corporation Preferred Stock (and any rights associated therewith) into which the shares of Company Preferred Stock (and any rights associated therewith) formerly represented by such certificates have been converted as herein provided. The registered owner on the books and records of the Company or its transfer agents of any such outstanding stock certificates shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation or its transfer agents, have and be entitled to exercise any voting and other rights with respect to and to receive any dividends and other distributions upon the shares of Surviving Corporation Common Stock and Surviving Corporation Preferred Stock evidenced by such outstanding certificate as above provided.

3.3. Cancellation of Surviving Corporation Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Surviving Corporation Stock outstanding immediately prior to the Merger, all of which is held by the Company, shall be canceled and returned to the status of authorized but unissued shares of the Surviving Corporation.

ARTICLE IV

SPECIFIC UNDERTAKINGS

4.1 Stock Incentive Plans. Effective as of the Effective Time, the Surviving Corporation shall succeed to all of the rights and obligations of the Company under the Company’s 2010 Omnibus Stock and Incentive Plan, 2002 Omnibus Incentive Compensation Plan, Amended and Restated Stock Option Plan, 2000 Non-Executive Stock Option Plan, 1989 Stock Option Plan for Non-Employee Directors, FY 2012 Long-Term Performance Plan, FY 2011 Long-Term Performance Plan, FY 2010 Long-Term Performance Plan, FY 2012 Annual Bonus Plan, FY 2011 Annual Bonus Plan, FY 2010 Annual Bonus Plan, Non-Qualified Savings Plan, Deferred Compensation Plan, as amended and Corporate Severance Benefits Policy as each of said plans may then be in effect, and the parties hereto shall each take such action as may be necessary to enable each holder of an option or other right to acquire shares of Company Common Stock or Company Preferred Stock under any such plans and any award agreement therefor to become entitled, at and after the Effective Time, to exercise such option or right, subject to the terms and provisions thereof, as to that number of shares of Surviving Corporation Common Stock or Surviving Corporation Preferred Stock that is equal to the number of shares of Company Stock subject to such option or other rights immediately prior to the Effective Time; provided that the terms and conditions, including as to any vesting, exercisability and/or other restrictions under such plans or agreements therefor, for the avoidance of doubt, shall continue in effect and shall not be affected by the Merger.

4.2 Other Employee Benefit Plans. Following the Effective Time, the Surviving Corporation shall honor, or cause to be honored, all obligations under employment agreements, employee retention or consulting agreements and all employee benefit plans, programs, policies and arrangements of the Company in accordance with the terms thereof. Nothing herein shall be construed to prohibit the Surviving Corporation from amending or terminating such agreements, programs, policies and arrangements after the Merger in accordance with the terms thereof and with applicable law.

4.3. Shareholder Rights Plan.

(a) At the Effective Time, subject to the approval by the Company’s shareholders of the Rights Agreement between the Company and American Stock Transfer & Trust Company, LLC, as the Rights Agent, dated as of September 22, 2011 (the “Rights Agreement”) at the Company’s 2011 annual meeting of shareholders, the Surviving Corporation shall assume and shall honor, or cause to be honored, all obligations under, the Rights Agreement.

(b) Following the Effective Time, subject to the approval by the Company’s shareholders of the Rights Agreement at the Company’s 2011 annual meeting of shareholders, each share of Surviving Corporation Common Stock issued in the Merger shall have attached one preferred share purchase right with the terms of such preferred share purchase rights to be governed by the Rights Agreement.

(c) Except as set forth in this Section 4.3, the Rights Agreement and the preferred share purchase rights issued thereunder shall not be affected by the consummation of the Merger.

ARTICLE V

GENERAL

5.1 Shareholder Approval. Subsequent to the execution of this Agreement, the Company shall submit the Merger as provided for herein to its shareholders for their approval pursuant to the applicable provisions of the TBCA.

5.2 Conditions to Merger. The Merger is subject to the following conditions:

(a) Approval of the Merger as provided for in this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to be cast;

(b) Approval for listing on The NASDAQ Global Select Market of the Surviving Corporation’s Common Stock to be issued in the Merger;

(c) The Board of Directors of the Company shall not have determined that the Merger is not in the best interests of the Company;

(d) No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any governmental entity of competent jurisdiction enjoining or otherwise preventing the consummation of the Merger shall be in effect; and

(e) Receipt of all consents, approvals and authorizations deemed necessary or advisable to be obtained prior to the consummation of the Merger other than those the failure of which to be obtained individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Company or the Surviving Corporation;

5.3 Amendment. This Agreement may be amended at any time by the mutual consent of the Company and the Surviving Corporation.

5.4 Termination and Abandonment. At any time prior to the Effective Time, this Agreement may be terminated and the Merger abandoned by the Board of Directors of the Company.

5.5 Other Obligations. The Surviving Corporation and the Company agree that all rights to indemnification and exculpation from liability for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto existing prior to the Effective Time in favor of current or former directors or officers of the Company as provided in the Company’s Charter, bylaws, under law or by any existing indemnification agreements or arrangements of the Company shall survive the Merger and become the obligations of the Surviving Corporation.

5.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, without regard to conflicts of laws principles.

5.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one instrument.

5.8 Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the parties hereto, (ii) waive any inaccuracy in the statements contained in this Agreement or in any document delivered pursuant to this Agreement, or (iii) waive compliance with any of the covenants, conditions or agreements contained in this Agreement, or any document delivered pursuant to this Agreement, provided that such action would not have a material adverse effect on the rights of the shareholders of the Company.

5.9 Entire Agreement; No Third-Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its duly authorized officer, all as of the date and year first above written.

CRACKER BARREL OLD COUNTRY STORE, INC.

By:	/s/ N.B. Forrest Shoaf

Name:	N.B. Forrest Shoaf

Title:	Senior Vice President

CBOCS, INC.

By:	/s/ N.B. Forrest Shoaf

Name:	N.B. Forrest Shoaf

Title:	Senior Vice President